Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
OSL Holdings, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8  pertaining to the registration of 384,616 shares of common stock of OSL Holdings, Inc. of our report dated December 13, 2012, relating to the consolidated financial statements of OSL Holdings, Inc. and Subsidiaries as of August 31, 2012 and 2011 which appear in OSL Holdings, Inc.’s Annual Report on Form 10-K for the fiscal year ended August 31, 2012 filed with the Securities and Exchange Commission on December 14, 2012.  We also consent to the reference to our firm under the caption “Experts”.

Weinberg & Company, P.A.

Los Angeles, California
April 9, 2013